EXHIBIT 99.1

HOUSTON, TEXAS September 30, 2022 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (“Allegiance”), the holding company of Allegiance Bank, and CBTX, Inc. (NASDAQ: CBTX) (“CBTX”), the holding company of CommunityBank of Texas, N.A., today jointly announced the closing of the merger of equals between Allegiance and CBTX to form Stellar Bancorp, Inc. (“Stellar”), effective October 1, 2022. The merger creates the 9th largest bank headquartered in Texas with the 19th largest deposit market share in the State of Texas.

“The completion of this merger unites our two similarly-focused community banks,” said CBTX’s Chairman, CEO and President Robert R. Franklin, Jr., who will lead Stellar as CEO. “The transaction will generate significant value for the shareholders of both companies, provide an enhanced footprint and greater financial service offerings which better serve the needs of our customers and create new opportunities that will benefit our employees,” continued Franklin.

“We are thrilled about the culmination of this merger as we believe it is an important step to building a franchise with greater competitive advantage, profitability and future growth potential,” said Steve Retzloff who will serve as Stellar’s Executive Chairman. “Our teams have worked incredibly hard to get us to this point. We are very excited to begin this new chapter delivering outstanding customer service together,” concluded Retzloff.

Stellar’s common stock is expected to begin trading on Nasdaq under the ticker symbol “STEL” on October 3, 2022.

At the effective time of the merger, each share of Allegiance common stock will be converted into the right to receive 1.4184 shares of Stellar common stock. Allegiance shareholders will receive cash in lieu of fractional shares, in accordance with the terms of the merger agreement. CBTX shareholders will continue to hold their shares of common stock under the new name and ticker symbol.

Banking locations for Allegiance Bank and CommunityBank of Texas, N.A. will continue to operate under their respective names until full integration is complete, which is anticipated to take place in the first quarter of 2023. Upon integration, the combined bank will operate under the Stellar Bank name. At this time, customers will not experience any changes to their banking and should continue using their current banking locations, checks, bank cards, online banking and other banking services. Signage and documents will begin to reflect the Stellar Bank name following the integration of the companies’ banking systems.

About Stellar Bancorp, Inc.

Stellar Bancorp, Inc. will be a bank holding company headquartered in Houston, Texas. Stellar’s principal banking subsidiary, created by the merger of Allegiance Bank and CommunityBank of Texas, N.A. to be renamed Stellar Bank upon system conversion, will provide a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers across the Houston, Dallas, Beaumont and surrounding communities in Texas.

Forward-Looking Statements

Certain statements in this press release which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements about the benefits of the merger of CBTX and Allegiance, including future financial performance and operating results, the combined company’s plans, business and growth strategies, objectives, expectations and intentions, and other statements that are not historical facts, including projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “scheduled,” “plans,” “intends,” “projects,” “anticipates,” “expects,” “believes,” “estimates,” “potential,” “would,” or “continue” or negatives of such terms or other comparable terminology.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Stellar to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others: (1) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized; (2) disruption to the parties’ businesses as a result of the pendency of the merger; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (4) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; (5) the amount of the costs, fees, expenses and charges related to the merger; (6) the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; (7) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger; (8) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (9) the dilution caused by CBTX’s issuance of additional shares of its common stock in the merger; (10) general competitive, economic, political and market conditions; and (11) other factors that may affect future results of Stellar including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and Texas Department of Banking and legislative and regulatory actions and reforms.

Additional factors which could affect our future results can be found in Allegiance’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and CBTX’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at https:// www.sec.gov. We disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

JOINT PRESS RELEASE

Allegiance Bancshares, Inc.

ir@allegiancebank.com

CBTX, Inc.

investors@CBoTX.com